Exhibit 10.3

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (“Expense Limitation Agreement”) is made as of December 1, 2022, by and among FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), FS Real Estate Advisor, LLC, a Delaware limited liability company (the “Adviser”), and Rialto Capital Management LLC, a Delaware limited liability company (the “Sub-Adviser”). This Expense Limitation Agreement amends and restates in its entirety the Amended and Restated Expense Limitation Agreement dated August 17, 2018, by and among the Company, the Adviser and the Sub-Adviser.

WHEREAS, the Company operates, and intends to continue to operate, as a real estate investment trust and offers one or more classes of common stock (“Shares”) in a continuous public offering;

WHEREAS, the Adviser serves as investment adviser to the Company pursuant to a fourth amended and restated advisory agreement between the Company and the Adviser, dated December 1, 2022 (the “Advisory Agreement”); and

WHEREAS, the Sub-Adviser serves as sub-advisor to the Adviser pursuant to an amended and restated sub-advisory agreement between the Adviser and the Sub-Adviser, dated August 30, 2017 (the “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

1. Expense Limitation.

(a) The Adviser and Sub-Adviser each agrees to waive reimbursement of and/or pay (or to cause its affiliates to waive and/or pay) certain of the Company’s Ordinary Operating Expenses (as defined below) to the extent necessary to ensure that the Ordinary Operating Expenses for each class of Shares, as applicable, do not exceed the percentage of average monthly net assets set forth on Exhibit A.

(b) The amount waivable and/or payable by the Adviser, Sub-Adviser or their respective affiliates hereunder shall be determined as of the last day of each fiscal quarter for the Company based on the annualized Ordinary Operating Expenses for the Company for that fiscal quarter (prior to recording any reimbursement pursuant to Section 2 hereof for that fiscal quarter). Any payment due from the Adviser, Sub-Adviser or their respective affiliates under this Section 1 shall be made within 30 days of the end of the Company’s applicable fiscal quarter.

(c) “Ordinary Operating Expenses” for a class of Shares shall consist of all ordinary expenses of the Company attributable to such class, including administration fees, transfer agent expenses, fees paid to the Company’s independent directors (the “Independent Directors”), loan servicing expenses, administrative services fees and expenses, acquisition-related expenses, and expenses associated with legal, regulatory compliance and investor relations, but excluding the following: (a) management fees and performance fees paid to the Adviser pursuant to the Advisory Agreement, (b) interest expense and other financing costs, (c) taxes, (d) distribution or stockholder servicing fees and (e) unusual, unexpected and/or nonrecurring expenses of the Company.

(d) The methodology for determining the priority of expense waivers, deferrals and payments and the amounts payable by each of the Adviser and Sub-Adviser shall be set forth in a separate agreement between the parties.

2. Conditional Recoupment. Any waiver or reimbursement by the Adviser or Sub-Adviser pursuant to this Expense Limitation Agreement shall be subject to repayment by the Company on a quarterly basis within the three fiscal years of the Company following the fiscal quarter of the Company in which the expenses were paid or absorbed, if the Company is able to make the repayment without exceeding its then-current expense limitation, if any, and the expense limitation that was in effect at the time when the Adviser or Sub-Adviser waived or reimbursed the Ordinary Operating Expenses that are the subject of repayment. For the avoidance of doubt, any waiver or reimbursement made by the Adviser or Sub-Adviser that has not be repaid within three fiscal years of the fiscal quarter within which the Ordinary Operating Expense were waived or absorbed shall be permanently waived by the Adviser and Sub-Adviser and shall not be subject to reimbursement under this Expense Limitation Agreement. The amount repayable to the Adviser or Sub-Adviser hereunder shall be determined as of the last day of each fiscal quarter for the Company based on the annualized Ordinary Operating Expenses for the Company for that fiscal quarter (prior to recording any recoupment pursuant to this Section 2 for that fiscal quarter). Any repayment due to the Adviser or Sub-Adviser under this Section 2 shall be made within 30 days of the end of the Company’s applicable fiscal quarter.

3. Effective Date, Duration and Termination. This Expense Limitation Agreement shall be effective as of the date hereof and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Independent Directors and by the mutual consent of the Adviser and Sub-Adviser. Aside from its annual renewal, this Expense Limitation Agreement may not be terminated by the Adviser or Sub-Adviser, but may be terminated by the Independent Directors, on written notice to the Adviser and Sub-Adviser. This Expense Limitation Agreement will automatically terminate if the Advisory Agreement for the Company is terminated with such termination effective upon the effective date of the Advisory Agreement’s termination. The Adviser’s and Sub-Adviser’s right to repayment pursuant to Section 2 hereof shall survive the termination of this Expense Limitation Agreement for any reason.

4. Miscellaneous.

(a) The captions of this Expense Limitation Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Expense Limitation Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Expense Limitation Agreement may be executed by any of the parties hereto, this Expense Limitation Agreement shall be construed in accordance with the laws of the State of Delaware. Nothing in this Expense Limitation Agreement shall be deemed to require the Company to take any action contrary to the Company’s Articles of Incorporation or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c) If any provision of this Expense Limitation Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Expense Limitation Agreement shall not be affected thereby and, to this extent, the provisions of this Expense Limitation Agreement shall be deemed to be severable, and the remaining provisions of this Expense Limitation Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

(d) No party hereto shall assign this Expense Limitation Agreement or any right, interest or benefit under this Expense Limitation Agreement without the prior written consent of the other parties hereto.

(e) This Expense Limitation Agreement may be amended in writing by mutual consent of the parties. This Expense Limitation Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed in duplicate by their respective officers as of the date first above written.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS REAL ESTATE ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

RIALTO CAPITAL MANAGEMENT LLC

By:	/s/ Cory Olson
Name:	Cory Olson
Title:	Executive Vice President

EXHIBIT A

Class of Shares	Cap on Ordinary Operating Expenses (as a percentage of average monthly net assets)
Class D Shares	1.50%
Class M Shares	1.50%
Class I Shares	1.50%
Class T Shares	1.50%
Class S Shares	1.50%
Class F Shares	1.50%
Class Y Shares	1.50%